UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

May 30, 2018

Date of Report (Date of Earliest event reported)

PetLife Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-52445	33-1133537
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8033 Sunset Blvd., Los Angeles, CA 90046
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(855) 682-7853

10120 So. Eastern Avenue, Suite 213, Henderson, NV 89052

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (/Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company [  ]

fan emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry Into a Material definitive agreement

Following the cancellation on June 4, 2018 of the Consulting Agreement by and between Petlife See Pharmaceuticals, Inc. (the “Company”) and Delta 9 Pharmaceuticals, Inc. (“Delta 9”) dated March 13, 2018 (See Item 102 -Termination of Material Definitive Agreement, below), the Company entered into a Consulting Agreement with Therapeutic Solutions Group LLC, a Wyoming limited liability company (“TSG”) on June 4, 2018, (the “TSG Agreement”). The TSG Agreement provides that TSG will perform certain consulting services related to the management of the Company’s scorpion ranch operations (the “Ranch”) in Haiti. For such ongoing services, TSG shall receive (i) 100,000,000 restricted shares of the Company’s common stock and (ii) monetary payments equal to Fifty percent (50%) of the net profits derived from sales generated by the operations of the Ranch. The foregoing description of the TSG Agreement is a summary only and is qualified in its entirety by the full text of the Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material definitive agreement

On May 30, 2018 Delta 9 gave written notice to the Company that it would be unable to perform its obligations under the Consulting Agreement by and between the Company and Delta 9 dated March 13, 2018 and Delta 9 would return to the Company the 100,000,000 shares of restricted stock issued to Delta 9. Following receipt of that notice by the Company, the Company cancelled the agreement with Delta 9 effective June 4, 2018. As of the date of this Current Report the Company has not yet received such shares from Delta 9 for cancellation.

Item 5.01 Change of Control of Registrant

Upon the issuance of 100,000,000 restricted shares of common stock by the Company to TSG pursuant to the TSG Consulting Agreement (See Item 1.01 – Entry into a Material Definitive Agreement, above) and the cancellation of the 100,000,000 restricted shares of common stock previously issued to Delta 9, a change of control be take place. The shares involved in the transactions constitute approximately 65% of the Company’s currently issued and outstanding shares of common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 30, 2018, Laura De Leon Castro resigned as Chief Executive Office, President, Secretary, Treasurer, Chief Financial Officer, and a Director of the Company. Ms. De Leon Castro’s resignation was not the result of any disagreements with the Company regarding our operations, policies, practices or otherwise. Concurrently, Sebastian Serrell-Watts was appointed Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer, and Chairman of the Board of Directors of the Company.

Sebastian Serrell-Watts - Chief Executive Officer, President, Secretary, Treasurer, Principal Financial Officer, and Chairman of the Board of Directors

Sebastian Serrell-Watts, 53, is a graduate of the University of Southern California (BA, Film Production, emphasis in Business Finance). Mr. Serrell-Watts has more than 20 years of business experience spanning manufacturing, pharmaceuticals, financial services, and entertainment, with expertise in capital raising, finance structure, sales, marketing, IPO execution, M&A. From June 2009 through December 2012, Mr. Serrell-Watts was a financial advisor with Kovack Securities. Beginning in January 2012 served as Executive Vice President and a Board member of Medolife Corp until November 2015.. He served in the same capacities at Medolife’s spin-off entity, publicly-traded PetLife Pharmaceuticals, Inc., through November 2015. From November 2015 to present, Mr. Serrell-Watts has served as Chief Operating Officer and a Board member of Eclectic Pictures. From May 2016 to present he has service as a Consultant to DIVA Pharmaceuticals, Inc. He has also served as Consultant to Calmare Therapeutics, Inc. from December 2017 to present.

The Company believes that Mr. Serrell-Watts educational backgrounds and business and operational experiences give him the qualifications and skills to serve as a Director and in his respective officer positions.

Mr. Serrell-Watts has not been involved in a transaction with related persons, promoters or control persons during the Company’s preceding fiscal year.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description	Location

1.1	Consulting Agreement dated June 4, 2018 by and between PetLife Pharmaceuticals, Inc. and Therapeutic Solutions Group LLC.	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2018	PETLIFE PHARMACEUTICALS, INC.

	By:	/s/ Sebastian Serrell-Watts
	Name:	Sebastian Serrell-Watts
	Title:	President and Chief Executive Officer